847 Putnam MN Tax Exempt
05/31/04 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal year ended May 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $2,869.

72DD1 (000s omitted)

Class A		4,370
Class B	 	1,379

72DD2 (000s omitted)

Class M		53

73A1

Class A		0.3656
Class B		0.3056

73A2
Class M 	0.3382

74U1 (000s omitted)

Class A		11,164
Class B		3,886

74U2 (000s omitted)

Class M		135

74V1

Class A		8.91
Class B		8.88

74V2

Class M		8.91